As filed with the Securities and Exchange Commission on May 15, 1998.

                                                      Registration No. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                       REGISTRATION STATEMENT ON FORM S-3

                                      Under

                           THE SECURITIES ACT OF 1933


                      SPATIALIZER AUDIO LABORATORIES, INC.

             (Exact name of registrant as specified in its charter)

  Delaware                                 3698                              95-4484725
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
incorporation or                   Classification Code Number)            Identification No.)
organization)

                       20700 Ventura Boulevard, Suite 134
                        Woodland Hills, California 91364
                                 (818) 227-3370
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

            Steven D. Gershick, Chief Executive Officer and President
                      Spatializer Audio Laboratories, Inc.
                       20700 Ventura Boulevard, Suite 134
                        Woodland Hills, California 91364
                                 (818) 227-3370
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:
                             Margaret G. Graf, Esq.
                           Brand Farrar & Buxbaum LLP
                       515 South Flower Street, Suite 3500
                       Los Angeles, California 90071-2201
                                 (213) 228-0288
                           Direct Dial: (213) 426-6260

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


     Title of Each           Amount to be           Proposed Maximum               Proposed                Amount of
       Class of             Registered (1)         Offering Price Per              Maximum             Registration Fee
   Securities to be                                      Share                Aggregate Offering              (2)
      Registered                                                                    Price
-----------------------  --------------------   -------------------------  ------------------------  ---------------------
     Common Stock,
  $.01 par value per           8,339,800                  (2)                        (2)                    $2,614
         share


(1) This Registration Statement relates to the resale of 1,967,250 shares of Common Stock issued prior to the filing date hereof, 4,284,000 shares of Common Stock which are required to be registered in the event they are issuable on conversion of the Series A, 7% convertible Preferred Stock ("Series A Preferred Stock") issued in the 1998 Placement (as hereinafter defined), and the resale of up to 2,088,550 shares of Common Stock issuable on the exercise of currently outstanding Options and Warrants. The number of shares underlying the Series A Preferred Stock is calculated based on a $1.00 per share effective Conversion Price (as hereinafter defined) but subject to registration of the maximum number of shares that is allowable pursuant to Rule 4310(c)(25)(H) of The NASDAQ Stock Market Rules.

(2) Pursuant to Rule 457(c), the fee calculation is based on the average of the high and low prices of the Registrant's Shares on the Small Capital Company listings of the National Association of Securities Dealers Automated Quotation system on April 15, 1998. The Registration Fee is calculated based on 8,339,800 shares at a proposed offering price per share of $1.06.

THE REGISTRANT HEREBY FILES THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

                      SPATIALIZER AUDIO LABORATORIES, INC.


                              Cross-Reference Sheet


         Item No.                                                           Form S-3 Caption
         --------                                                           ----------------
1.       Forepart of the Registration Statement and Outside                 Outside Front and Cover Page
         Front Cover Page of Prospectus

2.       Inside Front and Outside Back Cover Pages of                       Inside Front and Outside Back
         Prospectus                                                         Cover Pages of Prospectus

3.       Summary Information, Risk Factors and Ratio of                     The Company; Business; Risk
         Earnings to Fixed Charges                                          Factors; Capitalization

4.       Use of Proceeds                                                    Use of Proceeds

5.       Determination of Offering Price                                    Not Applicable

6.       Dilution                                                           Not Applicable

7.       Selling Security Holders                                           Selling Stockholders

8.       Plan of Distribution                                               Outside Front Cover; The
                                                                            Company; Plan of Distribution

9.       Description of Securities to be Registered                         Description of Capital Stock

10.      Interests of Named Experts and Counsel                             Legal Matters; Experts

11.      Material Changes                                                   Not Applicable

12.      Incorporation of Certain Information by Reference                  Incorporation of Certain
                                                                            Information by Reference

13.      Disclosure of Commission Position on Indemnification               Indemnification and Personal
         for Securities Act Liabilities                                     Liability of Officers and
                                                                            Directors

[Front Cover of Prospectus]


                                8,339,800 Shares

                      SPATIALIZER AUDIO LABORATORIES, INC.
                            (A Delaware Corporation)


The 8,339,800 shares of Common Stock, $.01 U.S. par value ("Common Stock") of Spatializer Audio Laboratories, Inc., a Delaware corporation (the "Company") being offered hereby for resale by certain stockholders of the Company (the "Selling Stockholders"), include 1,967,250 shares of Common Stock which are currently outstanding and 2,088,550 shares of Common Stock reserved for issuance on the exercise of outstanding Options and Warrants and up to 4,284,000 shares of Common Stock reserved for issuance on conversion of the Series A 7% Convertible Preferred Stock ("Series A Preferred Stock") issued in the private placement completed in April 1998 ("April 1998 Placement"). Of these, 336,800 shares of the Common Stock are, or upon exercise of Options and Warrants will be, held by Selling Stockholders who are officers or directors of the Company.

The Company's Common Stock is listed on the National Association of Securities Dealers Automated Quotation System SmallCap Market ("NASDAQ") under the symbol "SPAZ." On April 30, 1998 the closing price of the Common Stock on the NASDAQ was $1.00 U.S.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. SIMILARLY, NO CANADIAN FEDERAL OR PROVINCIAL COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES NOR HAS ANY CANADIAN FEDERAL OR PROVINCIAL COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                -------------------------------------------------


See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered for resale hereby.

                -------------------------------------------------


CERTAIN MATTERS AND RISKS RELATED TO THE BUSINESS OF THE COMPANY, INCLUDING THE FACT THAT THE COMPANY HAS INCURRED LOSSES FROM ITS INCEPTION THROUGH ITS MOST RECENT FISCAL YEAR AND FISCAL QUARTER, ARE DISCUSSED IN "INVESTMENT CONSIDERATIONS AND RISK FACTORS."

                   -------------------------------------------


                  The Date of this Prospectus is May ___, 1998

                      ------------------------------------


         No person is authorized in connection with this Prospectus to give any information or to make any representations about the Company, the Selling Stockholder, the securities referenced herein, or any matter referenced herein, other than the information and representations contained in this Prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of such securities in any jurisdiction or to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of securities in accordance herewith shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                     --------------------------------------

                              AVAILABLE INFORMATION


         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all information incorporated by reference, amendments and exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, part of which has been omitted in accordance with the rules and regulations of the Commission. In addition, the Registration Statement and this Prospectus incorporate by reference certain materials previously filed with the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement the exhibits thereto and the materials incorporated by reference. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to such contract or other document for a more complete description and each such statement is qualified in its entirety by such reference. The Company became subject to the reporting requirements imposed under the Securities Exchange Act of 1934 (the "1934 Act") on August 21, 1995, and has filed all reports required to be filed since such date.


         The Company furnishes its stockholders with annual reports containing audited financial statements and quarterly or other interim reports containing financial and other information to the extent required under the 1934 Act or by NASDAQ or other applicable authorities. The Registration Statement and the reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 5760 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such documents may also be obtained at the Web site maintained by the Commission (http://www.sec.gov). The Company's Common Stock is quoted on the NASDAQ SmallCap Market and such reports, proxy statements and other information may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

         Until February, 1997 when the Company terminated its listing on the Vancouver Stock Exchange, the Company and its predecessor, Spatializer Audio Laboratories, Inc., a Yukon corporation ("Spatializer-Yukon"), also were subject, as applicable, to the information and reporting requirements under the Yukon Territory Business Corporations Act and the British Columbia Securities Act. Spatializer-Yukon and the Company, as applicable, filed periodic reports, proxy materials and other reports with the Superintendent of Brokers for British Columbia and the VSE. Such reports can be inspected and copied, at the expense of the person requesting the report, at the VSE offices at 609 Granville Street, 4th Floor, Vancouver, B.C. V7Y 1H1 and at the offices of the Superintendent of Brokers for British Columbia at 865 Hornby Street, Suite 1200, Vancouver, B.C. V6Z 2H4, at prescribed rates.

         Upon request, the Company will provide copies of materials on file at the Commission to stockholders, including material incorporated herein by reference. Requests should be made in writing to Spatializer Audio Laboratories, Inc. at 20700 Ventura Boulevard, Suite 134, Woodland Hills, California 91364,
Attention: Secretary, telephone (818) 227-3370.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed by the Company with the Commission and are incorporated by reference herein: (i) Annual Reports on Form 10-K for the fiscal year ended December 31, 1995, 1996 and 1997; and (ii) Proxy Statement dated April 18, 1997.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Those documents are available without charge upon request from the Company, at the address listed in Additional Information, above.

                                   THE COMPANY

         Spatializer Audio Laboratories, Inc. (the "Company") is a leading developer, licensor and marketer of next generation technologies for the consumer electronics, personal computing, enterprise computing and entertainment industries. The Company has two business units (100% wholly owned subsidiaries), Desper Products, Inc. ("DPI") and MultiDisc Technologies, Inc. ("MDT"), both of which are in the business of technology development and licensing. DPI has developed a full complement of patented and proprietary 3-D or virtual audio signal processing technologies directed to the consumer electronics and multimedia PC markets. The Company continues to expand its product offerings to take advantage of the emerging digital audio marketplace specifically for consumer products like Digital Versatile Disc ("DVD") for personal computers, and home entertainment; and interactive positional audio for PC gaming on the Windows 95/98(TM) platforms. As of December 31, 1997 more than 11 million licensed units had been shipped. DPI's 3-D audio signal processing technologies have been incorporated in over 380 products offered by global brand leaders including in consumer electronics, Toshiba, Panasonic, JVC, Hitachi, Sanyo and Sharp, and in the PC multimedia marketplace, Compaq, Dell, Gateway, Micron, Fujitsu, NEC and AST, among others. In addition to continuing the Company's objective of broadening recognition for the Spatializer brand name through association with these and other globally recognized consumer electronics and multimedia computer brand leaders, the Company has also placed a high priority on broadening its technology base to position itself for continued growth. The Company believes that with the accelerating growth in the digital audio/video marketplace, the market for virtual audio technologies, and therefore for the Company's products, is entering a new phase of opportunity.

         MultiDisc Technologies, Inc. was formed in June 1996 when the Company acquired development stage optical disc storage and robotics assets and technologies from Home Theater Products, International, Inc. ("HTP"), a debtor in possession (the "MultiDisc transaction"). MDT is currently a development stage enterprise creating a new product category, the MultiDisc Modular Stackable Storage Library ("MSSL"), of 12 cm CD/DVD based scaleable optical disc storage devices, a technology uniquely designed to combine the speed and performance of CD/DVD server arrays, the low cost, flexibility and capacity of CD Jukebox designs and next generation high speed, high volume robotics. The target markets for the MDT technology currently include Internet and Intranet, enterprise networking, backup/archiving, image and document storage, and specialized vertical market applications including medical information technology, data warehousing and video-on-demand.

         The Company's executive offices are located at 20700 Ventura Boulevard, Suite 134, Woodland Hills, California 91364, Telephone (818) 227-3370. World Wide Web sites (http://www.spatializer.com), (http://www.multidisc.com). The Company was incorporated in the State of Delaware in February, 1994.

THE OFFERING

         The Offering relates to the resale of up to 1,967,250 shares of Common Stock which are currently outstanding and 2,088,550 shares of Common Stock reserved for issuance upon exercise of presently outstanding Warrants and Options (both as hereinafter defined), and up to 4,284,000 shares of Common Stock reserved for issuance on conversion of the Series A Preferred Stock issued in the April 1998 Placement. Common Stock offered for resale hereunder is to be offered for resale for the account of the Selling Stockholders who already hold stock, Warrants or Options, including certain officers, directors and affiliates. The Company is not entitled to any of the proceeds of sale of any such securities by the Selling Stockholders, but the Company will pay the expenses of the filing of the Registration Statement.

         The Company will receive the proceeds, in the ordinary course, from any exercise of outstanding Options and Warrants. If all outstanding Options registered herein are exercised, the Company will receive proceeds of approximately $476,400. If all the Warrants registered herein are fully exercised, the Company will receive a total of up to approximately $2,652,700. The proceeds from the exercise of Options and Warrants, from time to time, will be used to fund general corporate purposes and for strategic acquisitions or alliances.

SALES BY SELLING STOCKHOLDERS

         The shares of Common Stock being offered for resale by the Selling Stockholders pursuant to this Prospectus may be offered by them in varying amounts and transactions so long as this Prospectus is then current under the rules of the Commission and the Registration Statement has not been withdrawn by the Company. The Offering may be through the facilities of NASDAQ, the VSE or such other exchange or reporting system where the Common Stock may be traded. Brokerage commissions may be paid or discounts allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers. To the knowledge of the Company, as of the date hereof, no one has made any arrangements with a broker or dealer concerning the offer or sale of the Common Stock. See "Plan of Distribution."

OUTSTANDING SECURITIES

Shares of Common Stock Outstanding at April 15, 1998                 21,423,345

  Reserved for Issuance - Options                                     2,010,070
  Reserved for Issuance - Warrants                                    1,759,750
  Reserved for Issuance - Conversion of Series A Preferred Stock      4,284,000

Total Shares of Common Stock Outstanding
  Assuming Exercise of Warrants and Options
  and Conversion of Series A Preferred Stock:                        29,477,165

Shares offered by Selling Stockholders
  (including 2,088,550 shares reserved for
  issuance on exercise of Warrants and
  Options)                                                            8,339,800

          This Prospectus includes references to MultiDisc(TM), Spatializer (R) 3D Stereo, DDP(TM), N-2-2(TM), enCOMPASS(TM), vbx(TM), XNS(TM), eXpandable Network Server(TM), and other trademarks, tradenames, and product names of the Company and of other entities, some of which may not be designated as such.

                                  RISK FACTORS

          INVESTMENT IN THE COMPANY'S SECURITIES IS SPECULATIVE. IN EVALUATING THE COMPANY'S BUSINESS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, BEFORE MAKING A DECISION TO PURCHASE SECURITIES OF THE COMPANY. A PROSPECTIVE PURCHASER SHOULD NOT CONSIDER AN INVESTMENT IN THE COMPANY UNLESS SUCH PERSON IS CAPABLE OF SUSTAINING AN ECONOMIC LOSS OF THE INVESTMENT.

TECHNOLOGY DEVELOPMENT AND NEED TO COMMERCIALIZE MDT TECHNOLOGY

          MDT is still developing its technologies which have been in development for more than nine years at an aggregate cost of approximately $8 million, $4.6 million of which was expended by the Company on behalf of MDT subsequent to its acquisition in June 1996. It is anticipated that the Company will need to commit substantial capital beyond its current working capital reserves to complete development, begin manufacturing and launch MDT's initial products. There can be no assurance that the Company will be able to raise the needed capital or obtain such capital on terms favorable to the Company. The Company has not yet signed any licenses for its technology, and there can be no assurance that it will be able to enter into licenses on terms and conditions which would be economically viable. In addition, there can be no assurance that the Company will be able to make satisfactory arrangements for the manufacture of its products, or the distribution or the purchase of such products on an OEM basis.

          The MDT technologies under development consist of a wide spectrum of robotics, motion control, hardware, electronics, and firmware disciplines. There can be no assurance that the Company will be able to attract and retain employees, consultants or form appropriate strategic alliances to obtain the technical expertise necessary to ensure satisfactory completion of all of the hardware and software components needed to implement the MDT technology. Significant engineering challenges unique to the Company's MSSL design exist and there can be no assurance that these challenges will be successfully overcome, or overcome at a cost which will permit the MDT products to be manufactured at a competitive price.

          In addition, the Company has not yet fully completed development and testing of its Windows NT(R) Changer File System, Drivers, Graphical User Interface (GUI), Database Manager, Control Panel Applet and supporting utilities, nor its initial data interface and robotics interface components. There can be no assurance that MDT's software components can be successfully completed and integrated, or that they can be cost effectively migrated to other operating systems, or next generation data or robotics interfaces as might be demanded by a rapidly changing market.

          Although the Company has satisfactorily completed a number of MDT proof-of-concept designs, and an initial technology demonstrator [TD Series] prototype which MDT debuted at COMDEX in November, 1997, MDT has yet to have completed a fully integrated device proving the efficacy of its designs, concepts, software and other technologies. There can be no assurance that the Company will be able to successfully complete the required integration for MDT, or that the MDT products designed based upon its technologies will be able to be manufactured at costs which will permit competitive pricing when those products would come to market.

DEPENDENCE ON NEW TECHNOLOGIES

          The success of MDT's business plan is largely dependent upon the widespread availability, speed and performance capabilities, low price point, and industry support for re-writeable DVD technologies. There can be no assurance that such technologies will become available on a basis which permits the DVD Library systems to become price and performance competitive with other competing technologies.

          Furthermore, MDT's Modular Stackable Storage Library (MSSL) concept is untested, and significant time and expense will be required to properly evangelize the category. There can be no assurance that the necessary market need exists, that the Company can successfully evangelize its technology, and that the MSSL concept will be accepted.

DEPENDENCE ON LICENSING REVENUES

          The MDT business model is a hybrid model combining technology licensing and manufacturing on an OEM basis. Although the Company has expertise in audio technology licensing, it has no expertise in hardware licensing, manufacturing, or OEM sales. There can be no assurance that the Company will be able to successfully recruit and retain the necessary internal manufacturing, sales and marketing expertise, or to build the necessary strategic relationships with manufacturers, channel partners, distributors, Value Added Resellers (VAR's) or Independent Software Vendors (ISV's) necessary to insure its success in the OEM business for its MDT plan.

          The proposed MDT licensing agreements provide for a combination of up-front NonRecurring Engineering (NRE) fees and running royalties based on product shipments by licensees. License negotiations are very lengthy and hardware product development times are long, requiring the Company to be dependent on anticipated NRE fees. The Company has not yet finalized any licensing arrangements with respect to its MDT CD/DVD server technologies, and there can be no assurance that any licenses can be finalized on a basis which provides for satisfactory NRE fees or running unit royalties. In addition, for all Company activities in both audio and MDT enterprises, licensing revenues are dependent on the accuracy of the reporting by the licensee.

          The audio and disc businesses are subject to the volatility of the PC and consumer electronics industries. In addition, license agreements do not, in general call for minimum orders, and the licenses may be cancelled at any time upon required notice. In addition, the Company's audio technologies may be easily designed out of a product or line without notice to the Company. In large measure, the Company's audio business is dependent on the production, sales and marketing capabilities of its various chip foundries.

TECHNOLOGY - PENDING PATENT INFRINGEMENT SUIT

          The Company's success will depend significantly on its ability to obtain and enforce intellectual property protection for its technologies in the United States and in other jurisdictions. The Company holds a U.S. patent comprising forty claims covering major aspects of the Spatializer(R) 3-D audio technologies and holds additional patent applications or rights to other audio enhancement technologies and to the MultiDisc server technologies. However, there is no assurance that these rights will not be challenged, invalidated or circumvented, or that the Company's competitors will not independently develop or patent technologies that are equivalent or superior to the Company's technology.

          In response to a competitor's claim that the Company's Spatializer(R) 3-D audio technology has infringed patents held by QSound Labs, Inc. ("QSound"), a competitor, the Company initiated a declaratory relief action against the competitor seeking, inter alia, a determination that the Company does not infringe the competitor's patents and for damages. On August 29, 1996, the Court granted the Company's summary judgment motion in its entirety and denying QSound's cross-motion. The ruling confirms the Company's position that its patents and all of the implementations of Spatializer's ICs do not infringe any patents of QSound. While the developments in the litigation have, to date, supported the Company, the existence of the litigation is costly for the Company, has tempered acceptance of the Company's products and is indicative of the business and litigation risks faced by any technology enterprise.

          In granting the Company's summary judgment motion, the Court found that the Company's IC (Integrated Circuit) does not infringe the QSound patent and denied QSound's motion with respect to infringement. The Company's claim that the QSound patent is invalid was not decided and, since the issues which the Court would need to consider on the patent invalidity claim are similar to certain issues considered in the infringement claim, QSound was granted the right to immediately appeal the denial of its motion and trial on the invalidity issue was deferred until after that appeal. In substance, the Court's finding confirms the Company's position that there is no infringement by the Company's IC of any patent held by QSound and that the claims by QSound were without merit. If the appeal is denied and the Court's decision is confirmed on appeal, the Company intends to pursue the remaining claims for damages and for a decision that the QSound patent is invalid. If the appeal is granted and the Court's decision on the motion is overruled, a trial on the merits would follow at which time the Company will again assert its current position, which already was adopted in the grant of the Company's summary judgment motion, and will assert its remaining claims against QSound.

          After submission of papers by the parties, the Court of Appeals for the Federal Circuit heard oral argument on November 5, 1997, with respect to QSound's appeal. The parties are now waiting for the decision of the appellate court. The Company expects that it will ultimately prevail in this case, and therefore, the disposition of this matter is not expected to have a material effect on the financial position or results of operations of the Company. However, the outcome of this litigation cannot be predicted at this time.

INTELLECTUAL PROPERTY

          The Company's success will depend significantly on its ability to obtain and enforce intellectual property protection for its technologies in the United States and in other jurisdictions. Desper Products, Inc. holds certain patents in the field of audio signal processing and has a number of additional patent applications on file with the U.S. PTO. MultiDisc Technologies has more than 50 U.S. patent applications on file. There can be no assurance that any U.S. patent will grant on pending applications, or that such patents will provide the breadth of coverage intended. In addition, there is no assurance that any of the rights obtained from the Company's patents will not be challenged, invalidated or circumvented, or that the Company's competitors will not independently develop or patent technologies that are equivalent or superior to the Company's technology.

          While the Company has attempted to protect its technology and general intellectual property rights, there is no assurance that the Company's efforts will effectively protect against piracy or theft. Monitoring and identifying unauthorized use of such technology may prove difficult, and the cost of litigation may impact the Company's ability to adequately guard against such piracy and infringement. While the Company believes the steps it has taken to guard against such abuses are reasonable, there is no assurance it will be successful in this effort.

IMPACT OF POSSIBLE DELAYS

          It is impossible to predict the timing or the amount, if any, of revenues which the Company will receive from current or future product sales and licensing activities. Any substantial delay in product development or technology introduction on behalf of the Company, its OEMs or IC foundries could result in significant delays in revenues and could allow competitors to reach the market with products before the Company. In view of the emerging nature of the technology involved, the Company's expansion into other technology areas and the uncertainties concerning the ability of the Company's products to achieve meaningful commercial acceptance, there can be no assurance of when or if the Company will achieve or sustain profitability.

DEPENDENCE ON MANAGEMENT

          The future success of the Company primarily depends on the abilities and efforts of a small number of individuals, with particular management obligations. Loss of the services of any of these persons could adversely affect the Company's business prospects. While the Company believes that it will be able to recruit and retain personnel with the skills required for future growth, there can be no assurance that it will be successful in such efforts. Failure to do so could have an adverse impact upon the Company's business, the results of its operations and its prospects.

OPERATIONS AND CONTINUED NEED FOR ADDITIONAL CAPITAL

          During the third and fourth quarters of 1997 the Company's audio licensing subsidiary, DPI, was profitable for the first time in the Company's history; however, the results of operations for 1997 do not reflect this profitability because of the Company's commitment to the development of the MDT server technology.

          The Company has announced various plans to obtain approximately $6 million in separate, independent funding for MDT to cover the costs of further research and development and commercialization of the MDT technology.

          At December 31, 1997, the Company had $577,000 in cash and cash equivalents as compared to $1,587,000 at December 31, 1996. The decrease in cash and cash equivalents is attributed to cash used for the development of MDT's principal technology demonstrators and cash used in other operating activities. The Company had working capital of $283,000 at December 31, 1997 as compared with $2,092,000 at December 31, 1996. The Company's future cash flow will come primarily from the audio signal processing licensing business' Foundry and Original Equipment Manufacturers' ("OEM") royalties and common stock issuances including warrant and option exercises. At December 31, 1997 the Company had five Foundry licensees, sixty-two OEM Licensees and fourteen authorized customers for its audio signal processing business as compared with three Foundry licensees and forty-eight OEM Licensees at December 31, 1996. The Company is actively engaged in negotiations for additional audio signal processing licensing arrangements which will generate additional cash flow without imposing any substantial costs on the Company.

          The Company continues to have no material long-term obligations and has no present commitments or agreements which would require any long-term debt or obligations to be incurred. The Company owed $112,500 to related parties as of December 31, 1997 and at December 31, 1996.

          On October 31, 1997, the Company entered into a line of credit agreement with Silicon Valley Bank to provide up to $750,000 in short term financing based upon the Company's accounts receivable base. As of December 31, 1997, there were borrowings against this line of credit in the amount of $400,000, which were repaid in January 1998.

          On April 14, 1998, the Company entered into a $5 million private placement of which $3 million has been funded. In connection with the private placement, the Company authorized 100,000 shares of a new Series A, 7% Convertible Preferred Stock at a stated price of $50 per share and issued 60,000 shares for the $3 million investment. Of the balance of the $5 million, $1 million will be funded within 45 days of the closing and $1 million will be funded between 60 and 120 days after the effective date of a registration statement covering the common stock into which the Preferred Stock is convertible. In connection with the private placement, the Company agreed to issue 1,000,000 common stock purchase warrants, exercisable for three years and entitling the holders to acquire one share of the Company's common stock for each warrant. Of the warrants, 750,000 are being issued to investors (of which 450,000 were issued) and 250,000 warrants are being issued to placement agents (of which 150,000 were issued). The investor warrants are exercisable at 140% and the placement warrants are exercisable at 120%, respectively, of the average closing bid price of the Company's common stock for the 10 days preceding the closing. In addition, cash placement fees of 10% will be paid. A related party of the Company received 50,000 of the placement agent warrants and $100,000 of the placement agent cash fee for arranging $1 million of the current investment. In addition to the private placement, during the first quarter of 1998 the Company received short term unsecured advances of $650,000 from a related party, all of which are intended to be repaid with interest at 10% per annum on or before December 31, 1998. In the private placement, the participants were granted certain rights to participate in the separate financing described above which is currently being pursued by the Company to fund the commercial introduction of its MultiDisc CD/DVD server technology.

          Funds generated by these financing activities as well as cash generated from the Company's existing operations is expected to be sufficient for the Company to meet its operating obligations and the anticipated additional research, development, and commercial prototype cost for the MultiDisc business during the next twelve months. However, if the MultiDisc funding is not completed, the Company will require additional capital, and need to identify other debt, equity or strategic investment sources to complete the research development and commercial introduction of the MultiDisc CD/DVD server technology and for marketing costs related to such activities. If the Company is unsuccessful in completing the MultiDisc funding, management will be required to modify or delay the timing of the additional MultiDisc development and marketing activities.

COMPETITION

          The Company is seeking commercial acceptance of its products in highly competitive markets. The Company's future success is dependent on establishing and maintaining the technological superiority of its products over those of competitors and its ability to successfully identify and bring other compatible technologies and products to market. Certain of the Company's current competitors have access to greater financial resources than the Company. There is no assurance that the Company's present or contemplated future products will achieve or maintain sufficient commercial acceptance, or if they do, that functionally equivalent products will not be developed by current or future competitors with access to significantly greater resources.

          DPI - 3-D AUDIO SIGNAL PROCESSING MARKETPLACE

          The market for 3D Virtual Audio technologies is characterized by intense competition and commodity pricing pressures. The Company competes with a number of entities that produce various stereo audio enhancement processes, technologies and products in both traditional two- speaker environments such as consumer electronics and multimedia computing, and in multi-channel, multi-speaker applications such as Home Theater.

          In the field of 3-D or Virtual Audio, the Company's principal competitors are SRS Labs, Inc., QSound Labs, Inc., Aureal Semiconductor, Inc., and Harman International, some of which have considerably greater capitalization and resources than the Company. In the future, the Company's products and technologies may also compete with audio technologies and products developed by other companies, including entities that have business relationships with the Company.

          There can be no assurance that the Company will be able to favorably compete in this market in the future.

          MDT - OPTICAL DISC SERVER/JUKEBOX MARKETPLACE

          The overall data storage market, the market in which MDT competes, includes not only compact disc, but also magnetic disk and tape technologies, magneto-optical disks, disk and tape arrays, micrographic technologies, and hardcopy.

          The compact disc library or "jukebox" industry is limited at present and is currently characterized by the market leader NSM, a German based entity which has adapted its audio jukebox expertise to CD-ROM. NSM sells products under its own label and as an OEM for other manufacturers. As is traditional in this marketplace, NSM offers hardware only and is dependent on third parties for control and interface software, and on system integrators and value added resellers (VARs) to implement the hardware for individual solutions. Also in this marketplace is Pioneer, Panasonic, JVC, Sony and others.

          Other directly competitive technologies include M-O Optical Library management systems. Hewlett Packard and Plasmon are the leaders in this business segment.

          In addition to magnetic and optical disc technologies, the Company will be subject to new competitive mass storage technologies which may be introduced in the future. Typical of such new technology is "Near Field Recording" under development by Terastor in San Jose.

NO ASSURED MARKET FOR STOCK

          The Common Stock of the Company trades on the NASDAQ SmallCap market under the symbol "SPAZ." To the extent the market price of the Company's Common Stock continues to trade below U.S. $5.00 per share, additional requirements imposed on broker-dealers by the Penny Stock Reform Act of 1990 are applicable. Compliance with those requirements could impact the Company's trading market. There is no assurance that the Company's current trading will be sustained or expanded as to correspond with an investor's desire for a ready market for shares owned in the Company.

POSSIBLE ISSUANCE OF ADDITIONAL PREFERRED STOCK

          The Company is authorized to issue up to 1,000,000 shares of preferred stock ("Preferred Stock") in one or more series, the terms of which are to be determined by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a class on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. Of the 1,000,000 shares of Preferred Stock, 60,000 shares of Series A, 7% Convertible Preferred Stock ("Series A Preferred Stock") are issued and outstanding and the issuance of additional shares of Series A Preferred Stock or any other Preferred Stock could affect the rights of the holders of Common Stock and the value of the Common Stock, and could also make it more difficult for the holders of the Common Stock to control voting with respect to significant corporate transactions. See "Description of Capital Stock."

CONTROL BY OFFICERS AND DIRECTORS

          Current directors and officers of the Company and the executive officers of its subsidiaries beneficially own or control or have rights to acquire 8,688,891 shares of Common Stock or approximately 35% of the fully diluted Common Stock of the Company. As a result, in addition to their influence as officers and directors, if such persons act together as stockholders, they can substantially control actions by the stockholders with respect to the business and affairs of the Company.

SHARES ELIGIBLE FOR FUTURE SALE - MARKET OVERHANG - ESCROWED PERFORMANCE SHARES

          Virtually all of the Company's currently outstanding Common Stock, including the Common Stock held by affiliates of the Company, will be tradeable currently or in the near future, either under this Prospectus, pursuant to Rule
144. Of the issued and outstanding shares of Common Stock, 5,445,115 are held by officers, directors and other founders or employees as Escrowed Performance Shares. Under the currently effective Performance Share Modification Agreements dated December 30, 1996, 5% of the original 5,776,700 Performance Shares were released on June 22, 1997 and the remainder of the Performance Shares are scheduled to be released automatically as follows: 5% on June 22, 1998; 10% on June 22, 1999; 20% on June 22, 2000; 30% on June 22, 2001; and 30% on June 22,
2002. In addition to the automatic releases, performance shares can be released based on the cash flow release criteria contained in the original June 22, 1992 escrow agreement although, to maintain a stable market in the Company's stock, in any year not more than 30% of the shares will be released, based on the cash flow criteria.

          In addition, under the revised arrangement the performance shares will vest if the individual holder has not voluntarily terminated his or her service to the Company prior to the applicable vesting dates. Any individual who is involuntarily terminated by the Company will be entitled to an automatic acceleration of the unvested performance shares. The Board, in its discretion, may allow an individual who has voluntarily terminated his or her services to the Company to retain a portion or all of any unvested performance shares.

DIVIDEND POLICY

          The Company has not paid any cash dividends on its Common Stock and has no present intention of paying any dividends. The current policy of the Company is to retain earnings, if any, for use in operations and in the development of its business. The future dividend policy of the Company will be determined from time to time by the Board of Directors.

NASDAQ LISTING

          The Company's Common Stock is listed on the NASDAQ SmallCap Market. The Company is required to maintain net tangible assets of at least $2 million and a $1.00 stock price and to comply with certain other governance and regulatory requirements to assure the continued listing of its Common Stock. On April 23, 1998 the Company received an informal inquiry from NASDAQ with respect to its maintenance and compliance with certain of these requirements. It has responded to such inquiries and, as of the date hereof, the Company believes it is in compliance with these requirements and intends to take all reasonable actions to maintain such listing. However, there is no assurance that it will continue to comply and in such event there would be no public market for its securities.

                                 USE OF PROCEEDS

          Securities offered for resale hereunder are to be offered for the account of the Selling Stockholders. The Company is not entitled to any of the proceeds of sale of any such securities, but the Company will pay the expenses of the filing of the Registration Statement. The Company will receive the proceeds, in the ordinary course, from any exercise of outstanding Options and Warrants and will apply those proceeds to general corporate purposes. If all outstanding Options registered herein are exercised, the Company will receive proceeds of approximately $476,400. If all the Warrants registered herein are fully exercised, the Company will receive proceeds of up to approximately $2,652,700.

                                 CAPITALIZATION

          The following table sets forth the capitalization of the Company as of December 31, 1997 (assuming none of the currently outstanding Options or Warrants are exercised) and on a pro forma basis to reflect the April 1998 Placement.


                                                                                          PRO FORMA
DEBT                                                            DECEMBER 31, 1997        (UNAUDITED)1
----                                                            -----------------        ------------
Bank Line of Credit Payable                                          $400,000              $400,000
Notes Payable                                                          64,272                64,272
Advanced from Related Parties                                         112,500               112,500
                                                                     --------              --------
Total Debt                                                           $576,772              $576,772
                                                                     --------              --------

STOCKHOLDERS' EQUITY

Preferred shares, $.01 par value, 1,000,000                     $          --         $         600
shares authorized, no shares issued or
outstanding at December 31, 1997; 60,000
shares Series A, 7% Convertible Preferred
Stock issued on April 14, 1998
Common Stock, $.01 par value, 50,000,000                              214,100               214,100
shares authorized 21,410,012 shares issued
and outstanding at December 31, 1997
Additional Paid-In Capital                                         41,481,890            44,111,290
Accumulated Deficit                                              (40,170,877)          (40,170,877)
                                                                 ------------          ------------
Total Stockholders' Equity                                         $1,525,113            $4,155,113
                                                                   ----------            ----------
Total Capitalization                                               $2,101,885            $4,731,885
                                                                   ==========            ==========

          1 Giving effect to the issuance of 60,000 shares of Series A Preferred Stock in the April 1998 Placement, net of $370,000 in issuance costs.

                                    BUSINESS


          This Prospectus incorporates by reference the documents listed herein, including the business descriptions contained therein and, in particular, the description of "Business" contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

                              SELLING STOCKHOLDERS

          The shares of Common Stock offered hereunder are to be offered for sale, from time to time, by persons acquiring them in private placements since the Domestication Transaction or who have or may acquire the shares on exercise, from time to time, of Warrants or Options held by them.

          The following tables set forth the names and addresses of each of the Listed Selling Stockholders (other than officers and directors), indicates their relationship to the Company or its predecessors and specifies security ownership at April 15, 1998 before and after giving effect to the sale of common stock registered hereunder.

                                                                                                               Percentage
                                                                                               Securities       Ownership
                                                                                                 To Be            After
                                                                                               Retained,      Offering, if
                                                                               Percentage        if all            all
                                                                                Ownership      Registered      Registered
                                      Category of Shares                         Before        Securities      Securities
                                      Beneficially Owned         Shares         Offering          are           are Sold
      NAME AND RELATIONSHIP                  (1)                 Offered           (2)            Sold             (2)
---------------------------------- ------------------------  --------------- --------------- --------------  --------------
Carlo Civelli                      Shares  -      2,499,622                0      14.1            2,499,622       13.6
Director (3)                       Escrow -       1,321,336                0                      1,321,336
                                   Warrants -        50,000           50,000                              0
                                   Options -        200,000          100,000                        100,000
                                   Total  -       4,070,958          150,000                      3,920,958
Stephen W. Desper                  Shares -           5,369                0       6.9                5,369        6.8
Director                           Escrow -       1,851,676                0                      1,851,676
                                   Options -        123,800           23,800                        100,000
                                   Total  -       1,980,845           23,800                      1,957,045
Steven D. Gershick                 Shares -          42,157                0       3.9               42,157        3.6
Director,                          Escrow -         800,987                0                        800,987
Chief Executive Officer            Options -        283,000           83,000                        200,000
                                   Total  -       1,126,144           83,000                      1,043,144
James D. Pace                      Shares -          76,350           30,000       1.1               46,350         *
Director                           Escrow -         120,647                0                        120,647
                                   Options -        130,000           50,000                         80,000
                                   Total -          326,997           80,000                        246,997
Wendy Marie Guerrero               Shares -          20,000           20,000        *                     0         *
                                   Escrow -          47,500                0                         47,500
                                   Options -         21,667                0                         21,667
                                   Total -           89,167           20,000                         69,167
William E. Whitlock                Shares -           7,875                0        *                 7,875         *
                                   Escrow -         149,620                0                        149,620
                                   Options -         22,000           22,000                              0
                                   Total -          179,495           22,000                        157,495

                                                                                                               Percentage
                                                                                               Securities       Ownership
                                                                                                 To Be            After
                                                                                               Retained,      Offering, if
                                                                               Percentage        if all            all
                                                                                Ownership      Registered      Registered
                                      Category of Shares                         Before        Securities      Securities
                                      Beneficially Owned         Shares         Offering          are           are Sold
      NAME AND RELATIONSHIP                  (1)                 Offered           (2)            Sold             (2)
---------------------------------- ------------------------  --------------- --------------- --------------  ---------------
Jeffrey C. Evans                   Shares -          54,225           30,000        *                24,225         *
                                   Escrow -          80,272                0                         80,272
                                   Options -              0                0                              0
                                   Total -          134,497           30,000                        104,497
Gerald E. Mullen                   Shares -           9,656                0        *                 9,656         *
                                   Escrow -         183,456                0                        183,456
                                   Options -         50,000           50,000                              0
                                   Total -          243,112           50,000                        193,112
Union Bank of Switzerland          Shares -          50,000                0        *                50,000         *
8021 Zurich, Switzerland           Warrant -         25,000           25,000                              0
                                   Total  -          75,000           25,000                         50,000
Romofin AG                         Shares -          92,500           12,500        *                80,000         *
Burglestrasse 6                    Warrant -         27,500           27.500                              0
8027 Zurich, Switzerland           Total -          120,000           40,000                         80,000
Bank Sarasin & CIE                 Shares -          88,000           50,000        *                38,000         *
Loewenstrasse 11                   Warrant -         44,000           44,000                              0
8001 Zurich, Switzerland           Total -          132,000           94,000                         38,000
Yorkton Securities, Inc.           Shares -         370,000          370,000       1.3                 None       None
1000-1055 Dunsmuir St.             Warrant -          5,000            5,000
Vancouver, BC                      Total -          375,000          375,000
Canada  V7X 1L4
Roycan & Co.                       Shares -         150,000          150,000        *                  None       None
                                   Warrant -              0                0
                                   Total -          150,000          150,000
Coop Bank Basel                    Shares -         148,750           98,750        *                50,000         *
Aerschenplatz 3                    Warrant -          1,250            1,250                              0
8002 Basel, Switzerland            Total -          150,000          100,000                         50,000
Maerki Baumann & Co., AG           Shares -         125,250           91,750        *                33,500         *
Drekonigstrasse 8                  Warrant -              0                0                              0
8022 Zurich, Switzerland           Total -          125,250           91,750                         33,500
Affida Bank                        Shares -          42,750           14,250        *                28,500         *
Post Fach 5274                     Warrant               -0                0                              0
8022 Zurich, Switzerland           Total -           42,750           14,250                         28,500

                                                                                                               Percentage
                                                                                               Securities       Ownership
                                                                                                 To Be            After
                                                                                               Retained,      Offering, if
                                                                               Percentage        if all            all
                                                                                Ownership      Registered      Registered
                                      Category of Shares                         Before        Securities      Securities
                                      Beneficially Owned         Shares         Offering          are           are Sold
      NAME AND RELATIONSHIP                  (1)                 Offered           (2)            Sold             (2)
---------------------------------- ------------------------  --------------- --------------- --------------  ---------------
Eagle Capital Ltd.                 Shares -         150,000                0        *               150,000         *
Leonhardshalde 21                  Warrant -         75,000           75,000                              0
8025 Zurich, Switzerland           Total -          225,000           75,000                        150,000
Finsbury Technology                Shares -          50,000                0        *                50,000         *
   Trust PLC                       Warrant -         25,000           25,000                              0
Alderman's House                   Total -           75,000           25,000                         50,000
Alderman's Walk
London, England
ECZM SXR
Henry Platt                        Shares -          45,000           10,000        *                35,000         *
825 Fifth Avenue                   Warrant -         22,500           22,500                              0
New York, NY  10021                Total -           67,500           32,500                         35,000
William Pitt Living Trust          Shares -          35,000                0        *                35,000         *
920 Tangier Avenue                 Warrant -         17,500           17,500                              0
Palm Beach, FL                     Total -           52,500           17,500                         35,000
A.  Alfred Taubman Restated        Shares -          70,000                0        *                70,000         *
   Revocable Trust                 Warrant -         35,000           35,000                              0
200 E. Longlake Road               Total -          105,000           35,000                         70,000
P.O. Box 200
Bloomfield Hills, MI
48303-0200
Jonathon Armstrong                 Shares -         240,000          240,000       1.2                 None       None
220 Bush, #660                     Warrant -        120,000          120,000
San Francisco, CA  94104           Total -          360,000          360,000
Centrum Bank AG                    Shares -         370,000          370,000       1.9                 None       None
Heiligkreuz 8, FL-9490             Warrant -        185,000          185,000
Vaduz, Switzerland                 Total -          555,000          555,000
Rush & Co.                         Shares -          60,000           60,000        *                  None       None
New York, NY                       Warrant -         30,000           30,000
                                   Total -           90,000           90,000
Egger & Co.                        Shares -          40,000           40,000        *                  None       None
                                   Warrant -         20,000           20,000
                                   Total -           60,000           60,000
Hare & Co.                         Shares -         150,000          150,000        *                  None       None
P.O. Box 11203                     Warrant -         75,000            75,00
New York, NY  10249                Total -          225,000          225,000

                                                                                                               Percentage
                                                                                               Securities       Ownership
                                                                                                 To Be            After
                                                                                               Retained,      Offering, if
                                                                               Percentage        if all            all
                                                                                Ownership      Registered      Registered
                                      Category of Shares                         Before        Securities      Securities
                                      Beneficially Owned         Shares         Offering          are           are Sold
      NAME AND RELATIONSHIP                  (1)                 Offered           (2)            Sold             (2)
---------------------------------- ------------------------  --------------- --------------- --------------  ---------------
Roland Inderbizin                  Shares -          15,000           15,000        *                  None       None
Chliwisstrasse 30                  Warrant -          7,500            7,500
8142 Uitikon, Switzerland          Total -           22,500           22,500
Rolf Albrecht                      Shares -          15,000           15,000        *                  None       None
Hoehenstrasse 9                    Warrant -          7,500            7,500
8954 Geroldswil, Switzerland       Total -           22,500           22,500
Cudd & Co.                         Shares -         185,000          185,000       1.0                 None       None
1 Chase Manhattan Plz              Warrant -         92,500           92,500
New York, NY                       Total -          277,500          277,500
Brown Brothers Harriman &          Shares -          15,000           15,000        *                  None       None
Co.                                Warrant -              0                0
Securities Dept.                   Total -           15,000           15,000
59 Wall Street
New York, NY  10005
Royal Bank of Scotland             Shares -               0                0        *                  None       None
   Trust Co. (Jersey) Limited      Warrant -          7,500            7,500
                                   Total -            7,500            7,500
Preferred Technology, Inc.         Shares -               0                0        *                  None       None
220 Montgomery St., Suite          Warrant -          9,600            9,600
777                                Total -            9,600            9,600
San Francisco, CA  94104
Brian Alger                        Shares -               0                0        *                  None       None
                                   Warrant -          2,400            2,400
                                   Total -            2,400            2,400
I.N. Inc.                          Shares -               0                0        *                  None       None
                                   Warrant -        125,000          125,000
                                   Total -          125,000          125,000
CPR (USA) Inc.                     Shares -       2,856,000        2,856,000      10.9                 None       None
101 Hudson St., 37th Floor         Warrant -        300,000          300,000
Jersey City, NJ  07302             Total -        3,156,000        3,156,000
LibertyView Plus Fund              Shares -       1,142,400        1,142,400       4.4                 None       None
Hemisphere House                   Warrant -        120,000          120,000
9 Church Street                    Total -        1,262,400        1,262,400
Hamilton, Bermuda HMDX

                                                                                                               Percentage
                                                                                               Securities       Ownership
                                                                                                 To Be            After
                                                                                               Retained,      Offering, if
                                                                               Percentage        if all            all
                                                                                Ownership      Registered      Registered
                                      Category of Shares                         Before        Securities      Securities
                                      Beneficially Owned         Shares         Offering          are           are Sold
      NAME AND RELATIONSHIP                  (1)                 Offered           (2)            Sold             (2)
---------------------------------- ------------------------  --------------- --------------- --------------  ---------------
LibertyView Fund, LLC              Shares -         285,600          285,600       1.1                 None       None
101 Hudson St., 37th Floor         Warrant -         30,000           30,000
Jersey City, NJ  07302             Total -          315,600          315,600
Aton Select Fund, Ltd.             Shares -               0                0        *                  None       None
c/o Clarion Finanz AG              Warrant -        150,000          150,000
Seefeldstrasse 214                 Total -          150,000          150,000
8034 Zurich, Switzerland
Attn:  Jan Barcikowski
Cardinal Capital Mgmt, Inc.        Shares -               0                0        *                  None       None
3340 Peachtree Road N.E.           Warrant -        150,000          150,000
Suite 620                          Total -          150,000          150,000
Atlanta, GA    30326
                            Totals -             16,652,215        8,339,800      57.8%           8,312,415       28.8%
                                                 ==========        =========      =====           =========       =====

     -----------------

   (1)   Includes Escrowed Performance Shares of Common Stock.

   (2) Denominator includes all shares reserved for issuance on exercise of Options and Warrants, and shares issuable upon conversion of Series A Preferred Stock.

   (3) Clarion Finanz AG is a non-reporting investment company controlled by Carlo Civelli. Holdings of Mr. Civelli and Clarion Finanz AG are combined, and include all shares of the Company held of record or beneficially by either, and all additional shares over which either currently exercises full or partial control, without duplication through attribution.

   * Denotes less than 1% ownership.

                              PLAN OF DISTRIBUTION


     The shares of Common Stock held by the Selling Stockholders may be offered by them in varying amounts and transactions, from time to time, including through the facilities of the NASDAQ SmallCap Market or such other exchange or reporting system where the Common Stock may be traded, at prices then obtainable and satisfactory to them so long as this Prospectus is then current under the rules of the Commission and the Registration Statement has not been withdrawn by the Company. Brokerage commissions may be paid or discounts allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers. To the knowledge of the Company, none of the Selling Stockholders has made any arrangements with a broker or dealer concerning the offer or sale of the Common Stock as of the date of this Prospectus. The Company will receive the proceeds from the exercise of Options and Warrants but the Selling Stockholders, not the Company, will receive the net proceeds of any sales of their Common Stock hereunder after payment of any discounts and commissions. The Company has paid the professional fees and related costs of this Registration Statement from its general funds.

REGISTRATION RIGHTS OF CERTAIN SELLING STOCKHOLDERS

     The Company has granted certain registration rights with respect to Common Stock to the Selling Stockholders who are not affiliates of the Company and who acquired 1,887,250 shares of Common Stock (in various private placements since July 27, 1994), or who have or who could acquire 4,284,000 shares of Common Stock on conversion of the Series A Preferred Stock in the April 1998 Placement, or who could acquire 1,709,750 shares issuable on exercise of Warrants issued in such private placements (the "Registrable Shares"). The Company also has agreed that if the Company proposes to register any of its securities under the 1933 Act in connection with the public offering of such securities for cash (other than a registration relating solely to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan, or pursuant to a Rule 145 transaction) it will allow those holders to have their Registrable Securities included in such Registration Statement. The Company has agreed to bear all registration expenses in connection with the registration of the Registrable Securities other than underwriting commissions.


                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital of the Company consists of 50,000,000 shares of Common Stock (par value U.S. $.01) of which 21,423,345 were outstanding at April 15, 1998 and 1,000,000 shares of Preferred Stock (par value U.S. $.01) of which 60,000 shares of Series A Preferred Stock were issued and outstanding at April 15, 1998.

     All of the issued shares of Common Stock of the Company are fully paid and non-assessable. Subject to the release and performance conditions relating to Escrowed Performance Shares, all of the shares of Common Stock rank equally as to voting rights, participation in the distribution of the assets of the Company on a liquidation, dissolution or winding-up and the entitlement to dividends. Each share of Common Stock entitles the holder to one vote. In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company, the holders of the Common Stock will be entitled to receive, on a pro-rata basis, all of the assets remaining after the Company has paid its liabilities. Subject to the rights granted to holders of Preferred Stock, and the limitations on Escrowed Performance Shares, holders of the Common Stock are entitled to dividends only when and to the extent declared by the Board of Directors.

     Of the 21,423,345 shares of Common Stock currently issued and outstanding, 5,445,115 are classified as Escrowed Performance Shares, are held in escrow by the Company's transfer agent, Harris Trust Company of California, and will vest under the modification arrangements.

     The Company has Options outstanding which could result in the issuance of up to 2,010,070 additional common shares of the Company and has Warrants outstanding which could result in the issuance of up to 1,759,750 additional shares of Common Stock of the Company. The Options have been granted to officers, directors and employees and the Warrants have been issued in private placements and as payment for services rendered. Warrants are non-transferable and adjusted in the event of a share consolidation or subdivision or other similar change to the Company's capital. See "Executive Compensation" in the Company's Annual Report on Form 10-K or in its Proxy materials for further information with respect to the Options.

     The Board of Directors is authorized to issue, without stockholder action, up to 1,000,000 shares of Preferred Stock. Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions.

     In connection with the April 1998 Placement, the Board of Directors authorized the issuance of up to 100,000 shares of Series A, 7% Convertible Preferred Stock ("Series A Preferred Stock") with a par value of $.01 per share and a stated value of $50.00 per share, with a 7% per annum dividend. In the April 1998 Placement, 60,000 shares were issued. Under the terms of the April 1998 Placement, the holders or their designees may acquire up to 40,000 additional shares of Series A Preferred Stock based on the requirement that Clarion Finanz AG or its designee invest an additional $1 million and, at the option of if the Company, the other holders also may be required to invest an additional $1 million.

     The Series A Preferred Stock ranks: (i) prior to all of the Company's Common Stock, par value $.01 per share ("Common Stock") and (ii) prior to any class or series of capital stock of the Company hereafter created (unless such future class specifically, by its terms, ranks on parity with the Series A Preferred Stock), in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions"). The Series A Preferred Stock will bear a 7% per annum cumulative dividend, payable out of assets legally available therefor, at the Conversion Date (as defined below) in cash or Common Stock at the

Conversion Price (as defined below), at the Company's option. No dividends shall be paid on the Common Stock or any other subsequently issued stock.

     In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive a liquidation preference of $50.00 per share plus any accrued and unpaid dividends, subject to adjustments for certain change of control and normal corporate reclassifications and to pro rata distributions in the event that assets are insufficient to fully fund the liquidation preference. Holders of the Series A Preferred Stock have a right to convert their shares, at their option on the earlier of (x) ninety (90) days after issuance or (y) on the effective date of this Registration (the "Conversion Date") with such conversion to be based on a per share conversion price ("Conversion Price") equal to the lesser of a price that reflects a discount (the "Conversion Discount") to the average of any three (3) consecutive closing bid prices for the Company's Common Stock within twenty (20) trading days immediately prior to the conversion date (the "Floating Conversion Price") or a price which is equal to one hundred thirty percent (130%) of the closing bid prices of the Company's Common Stock for the ten (10) trading days immediately preceding the date of issuance (the "Fixed Conversion Price") provided that in determining the Conversion Price, the holder shall not count any day on which its sales account for greater than twenty percent (20%) of the volume of the Company's Common Stock and on which the holder has sales in the last hour of trading. The Conversion Discount shall be equal to fifteen percent (15%) if the Conversion Rights are exercised within one hundred twenty (120) days of first issuance of the Series A Preferred Stock, shall be equal to seventeen and one-half percent (17.5%) if the Conversion Rights are exercised after one hundred twenty (120) days and prior to one hundred forty-nine days of first issuance of the Series A Preferred Stock; and shall be equal to twenty percent (20%) if the Conversion Rights are exercised after one hundred fifty (150) days from first issuance of the Series A Preferred Stock. The time periods are adjusted in the event that a Registration Statement becomes effective prior to the 90th day and the applicable Conversion Discount shall increase by five percent (5%) if the Company is de-listed on NASDAQ. In addition, the percentage of shares that can be converted at any one time is limited during such time periods and the holders cannot own more than 4.99% of the equity of the Company after the Conversion.

     The Company is obligated to file this Registration Statement to cover the maximum number of shares that is allowable pursuant to Rule 4310(c)(25)(H) of The NASDAQ Stock Market Rules, based on the Company's calculations of the number of shares of Common Stock which are required to accommodate the conversion rights of the Series A Preferred Stock and the shares that underlie Warrants issued in connection with the April 1998 Placement. Unless sooner converted, and subject to certain conditions, the Series A Preferred Stock is subject to mandatory conversion after three (3) years from the Closing Date, at which time all shares of Series A Preferred Stock will automatically be converted at the Conversion Price. In addition, to accommodate the NASDAQ requirements, the holders have agreed that they will not convert Series A Preferred Stock until required stockholder approval has been received to meet the applicable NASDAQ requirement.

     After giving effect to the Series A Preferred Stock, the Company has 900,000 shares of Preferred Stock remaining reserved for issuance all of which shares which could be issued quickly with terms calculated to delay or prevent a change in control of the Company or to make removal of management more difficult. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of the Company without any further action by the stockholders or discouraging bids for the Company's Common Stock at a premium. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock.

APPLICATION OF CALIFORNIA CORPORATIONS CODE

      Although incorporated in Delaware, the business of the Company has been conducted through its operating subsidiaries in the State of California. Section 2115 of the California Corporations Code ("Section 2115") provides that certain provisions of the California Corporations Code shall be applicable to a corporation organized under the laws of another state to the exclusion of the law of the state in which it is incorporated, if the corporation meets certain tests regarding the business done in California and the number of its California shareholders.

     An entity such as the Company can be subject to Section 2115 even though it does not itself transact business in California if, on a consolidated basis, the average of the property factor, payroll factor and sales factor is more than fifty percent (50%) deemed to be in California during its latest full income year and more than one-half of its outstanding voting securities are held of record by persons having addresses in California. Section 2115 does not apply to corporations with outstanding securities listed on the New York or American Stock Exchange, or with outstanding securities designated as qualified for trading as a national market security on NASDAQ, if such corporation has at least 800 beneficial holders of its equity securities. Since the Company currently would be deemed not to meet these factors, it is not subject to
Section 2115.

DELAWARE CORPORATE GOVERNANCE ISSUES

      As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover provision which generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination has been approved by the directors and shareholders as provided in the Company's Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation and Bylaws incorporate the provisions of Section 203. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock and approval of the holders of at least two-thirds of the voting stock is required to alter, amend or repeal the foregoing provisions.

     The Company has adopted certain provisions to limit the ability of stockholders to change corporate management. The Company's Certificate of Incorporation contains provisions which classifies the Board of Directors and provides that Board members may only be removed for cause and with the approval of the holders of two-thirds of the voting stock. The Certificate of Incorporation adopts the interested stockholder provisions described above. While these or similar provisions are commonly adopted by public corporations formed under Delaware law, such provisions may allow management to retain their positions in the Company and may discourage third parties from attempting to acquire control of the Company. As a result, stockholders of the Company may have reduced opportunities to sell their stock in transactions where third parties are seeking an interest in the Company and such third parties may be discouraged from undertaking transactions to acquire a significant interest in the Company.


                         SHARES ELIGIBLE FOR FUTURE SALE

     As of April 15, 1998, there were 21,423,345 shares of Common Stock outstanding and 4,284,000 shares reserved for issuance on conversion of the Series A Preferred Stock based on the Estimated Conversion Ratios and 1,759,750 shares reserved for issuance on exercise of outstanding Warrants and 2,010,070 shares reserved for issuance on exercise of outstanding Options, representing in the aggregate a fully diluted total of 29,477,165 shares (assuming the Series A Preferred is converted based on the Estimated Conversion Ratios). Of that total, 8,460,094 or 39.5%, were held by persons who are officers, directors or holders of more than 5% of the Company's securities, or other persons deemed to be "affiliates" (together, "Affiliates"). Of the 8,460,094 shares held by Affiliates, 5,445,115 are Escrowed Performance Shares. All of the shares of Common Stock received by the Company's stockholders in exchange for their Spatializer-Yukon shares in the Domestication Transaction are currently eligible for sale in the U.S. except shares which were then held by Affiliates of the Company. Those shares, other than the Escrowed Performance Shares which are subject to the escrow limitations, are eligible for resale in the U.S., subject to the volume limitation, manner of sale and available public information requirement of Rule 144.


                     INDEMNIFICATION AND PERSONAL LIABILITY
                            OF OFFICERS AND DIRECTORS

     The Company's Certificate of Incorporation contains a provision authorized by Delaware law which eliminates the personal liability of a director to the Company, or to any of its stockholders, for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit. This provision has no effect on the availability of equitable remedies, such as an injunction or rescission for breach of fiduciary duty, including the duty of care. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Company's bylaws obligate it to indemnify its directors, officers, employees and other agents to the fullest extent permitted by Delaware law, in respect of expenses, judgments, penalties, fines, and settlement of claims paid or incurred, including those resulting from liability under the 1933 Act, if the indemnitee acted in good faith and in what he or she reasonably believed to be in, or not opposed to, the best interest of the Company, and, in the case of criminal action, if the indemnitee had no reasonable cause to believe his or her conduct was unlawful. The right to indemnity conferred by the Bylaws is a contractual right.

     Such indemnification may be made against (a) expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by, or in the right of, the Company) arising out of a position with the Company (or with some other entity at the Company's request), and (b) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or suit by, or in the right of, the Company, unless the director or officer is found liable to the Company and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification.

     In certain circumstances, Delaware law permits advances to cover such expenses before a final determination that indemnification is permissible. Delaware law requires indemnification for expenses in certain circumstances and, in others, requires that the indemnification be approved by a majority vote of directors not involved in the event. In certain actions brought by or on behalf of the Company against a person, indemnification of that person is available only after a judicial determination by the Court in which the matter was heard. To the extent that an indemnitee is successful in the defense of any proceeding, he or she is entitled to be indemnified against actual and reasonable expenses incurred in connection with such defense. The Company's bylaws establish procedures pursuant to which such a determination may be made.

     Delaware law permits the Company to enter into written agreements confirming (and in certain cases, extending its obligations to) the purchase of insurance on behalf of any director, officer, employee or agent of the Company or other corporation, partnership, joint venture, trust or other enterprise whether or not the Company would have the power to indemnify such insured under Delaware law, against liabilities arising out of their positions with the Company. To date, the Company has not obtained any such insurance.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.


                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Brand Farrar & Buxbaum LLP.

                                     EXPERTS

     The consolidated financial statements of Spatializer Audio Laboratories, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

No person is authorized in connection with this Prospectus to give any information or to make any representations about the Company, the Selling Stockholders, the securities referenced herein or any matter referenced herein, other than the information and representations contained in this Prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of such securities in any jurisdiction or to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of securities in accordance herewith shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date of such information.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION..........................................................i
INCORPORATION OF CERTAIN DOCUMENTS BY
     REFERENCE................................................................ii
THE COMPANY....................................................................1
RISK FACTORS...................................................................4
USE OF PROCEEDS...............................................................13
CAPITALIZATION................................................................14
BUSINESS......................................................................15
SELLING STOCKHOLDERS..........................................................16
PLAN OF DISTRIBUTION..........................................................21
DESCRIPTION OF CAPITAL STOCK..................................................21
SHARES ELIGIBLE FOR FUTURE SALE...............................................25
INDEMNIFICATION AND PERSONAL LIABILITY
     OF OFFICERS AND DIRECTORS................................................25
LEGAL MATTERS.................................................................26
EXPERTS.......................................................................27





                               SPATIALIZER AUDIO

                               LABORATORIES, INC.




              The Date of this Prospectus is ______________, 1998.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following list itemizes all estimated expenses incurred by the Registrant in connection with this Registration Statement. The fees and expenses of the Selling Stockholders are being paid by the Company.



                  Registration Fees                 $  2,614.00
                  Transfer Agent Fees               $    500.00*
                  Printing and Engraving            $  3,000.00*
                  Costs
                  Legal Fees                        $ 10,000.00*
                  Accounting Fees                   $ 10,000.00*
                  Miscellaneous                     $  5,000.00*
                  TOTAL                             $ 31,114.00*



         --------------------

         *  Estimated.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Company is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a Delaware corporation generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Company's Certificate of Incorporation contains the following provision:

                                   "ARTICLE IX
                                 INDEMNIFICATION

         SECTION 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the corporation, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by Delaware law and any other applicable law as from time to time in effect. Such right of indemnification shall not be deemed to be exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions of this Section 1 shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this Section 1 and the relevant provisions of Delaware law and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

         SECTION 2. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent and in the manner set forth in and permitted by Delaware law and any other applicable law as from time to time in effect. Such right of indemnification shall not be deemed to be exclusive of any other rights to which any such person may be entitled apart from the foregoing provisions."

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for such breach of the director's duty of loyalty to the corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL, or
(iv) for any transactions from which the director derived an improper personal benefit.

     The Company's Certificate of Incorporation contains the following relevant provision:

                                   "ARTICLE X
                     LIABILITY FOR BREACH OF FIDUCIARY DUTY

         To the fullest extent permitted by Delaware law, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. In furtherance thereof, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the full extent authorized by the General Corporation Law of the State of Delaware, as so amended."


     The Company's Bylaws obligate it to indemnify the Corporation to indemnify its directors, officers, employees and other agents to the fullest extent permitted by Delaware law, in respect of expenses, judgments, penalties, fines, and settlement of claims paid or incurred, including those resulting from liability under the Act, if the indemnitee acted in good faith and in what he or she reasonably believed to be in, or not opposed to, the best interest of the corporation, and, in the case of criminal action, if the indemnitee had no reasonable cause to believe his or her conduct was unlawful. The Bylaws provide:

                                   "ARTICLE VI
                                 INDEMNIFICATION

         SECTION 1. Directors and Officers. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time may be in effect. Such right of indemnification shall not be deemed to be exclusive of any right to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions of this
     Section 1 shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this
     Section 1 and the relevant provisions of the General Corporation Law of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any right or obligation then existing, with respect to any state of facts then or theretofore existing, or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

         SECTION 2. Agents and Employees. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, but not limited to, attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time may be in effect. Such right of indemnification shall not be deemed to be exclusive of any other right to which any such person may be entitled apart from the foregoing provisions."

                                      * * *

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

     The preceding discussion of the Company's Certificate of Incorporation, Bylaws and Section 145 of the DGCL is qualified in its entirety by reference to the complete text of the Company's Certificate of Incorporation and Bylaws which are incorporated by reference as Exhibits to this Registration Statement.

ITEM 14.      EXHIBITS

2.1*     Desper-Spatializer Reorganization Agreement dated January 29, 1992.
         (Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

2.2*     Arrangement Agreement dated as of March 4, 1994 among
         Spatializer-Yukon, DPI and Spatializer-Delaware. (Incorporated by reference to the Registrant's Registration Statement on Form S-1,
         Registration No. 33-90532, effective August 21, 1995.)

3.1*     Certificate of Incorporation of Spatializer-Delaware as filed February
         28, 1994. (Incorporated by reference to the Registrant's Registration
         Statement on Form S-1, Registration No. 33-90532, effective August 21,
         1995.)

3.2* Amended and Restated Bylaws of Spatializer-Delaware. (Incorporated by reference to the Registrant's Registration Statement on Form S-1,
         Registration No. 33-90532, effective August 21, 1995.)

3.3*     Amended Certificate of Designation of Series A Preferred Stock
         (Incorporated by reference to the Registrant's Preliminary Proxy
         Statement filed with the Commission on May 14, 1998.)

4.1*     Form of Subscription Agreement for August 1994 Private Placement.
         (Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

4.2*     Form of Subscription Agreement for November 1994 Private Placement.
         (Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

4.3*     Form of Spatializer-Yukon Incentive Stock Option Agreement.
         (Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

4.4*     Spatializer-Delaware Incentive Stock Option Plan (1995 Plan).
         (Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

4.5*     Performance Share Escrow Agreements dated June 22, 1992 among Montreal
         Trust Company of Canada, Spatializer-Yukon and certain shareholders with respect to escrow of 2,181,048 common shares of Spatializer-Yukon.
         (Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

4.6* Spatializer-Delaware 1996 Incentive Plan (Incorporated by reference to the Registrant's Proxy Statement dated June 25, 1996 and previously filed with the Commission.)

4.7*     Form of Subscription Agreement for 1995 Private Placements.

4.8*     Form of Subscription Agreement and Warrant Agreement for March 7, 1997 Private Placement.

4.9*     Modification Agreement for Escrowed Performance Shares.

4.10     Form of 7% Convertible Series A Preferred Stock Subscription Agreement,
         Warrant Agreement and Registration Rights Agreement (with Form of
         Amendment) for April 14, 1998 Private Placement.

5.1 Opinion of Brand Farrar & Buxbaum, LLP concerning legality of unissued securities subject to registration.

10.1***  License Agreement dated June 29, 1994 between DPI and MEC.
         (Incorporated by Reference to the Registrant's Registration
         Statement on Form S-1, Registration No. 33-90532, effective August
         21, 1995.)

10.2***  License Agreement dated November 11, 1994 between DPI and ESS.
         (Incorporated by reference to the Registrant's Registration
         Statement on Form S-1, Registration No. 33-90532, effective August
         21, 1995.)

10.3*    License Agreement dated June 10, 1994 between Joel Cohen and DPI.
         (Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

10.4*    Real Property Lease for executive offices in Woodland Hills, California
         (effective April 7, 1995). (Incorporated by reference to the
         Registrant's Registration Statement on Form S-1, Registration No.
         33-90532, effective August 21, 1995.)

10.5*    Employment Agreement between DPI and Steven Gershick dated December 16,
         1991. (Incorporated by reference to the Registrant's Registration
         Statement on Form S-1, Registration No. 33-90532, effective August 21,
         1995.)

11.1*    Computation of Loss Per Common Share.

21.1*    Schedule of Subsidiaries of the Company.

23.1 Consent of KPMG Peat Marwick LLP, independent certified public accountants.

23.2     Consent of Brand Farrar & Buxbaum, LLP (included in Exhibit 5.1).

------------------

*        Previously filed.
**       To be filed by amendment.
*** Portions subject to request for confidential treatment. The confidential portions omitted have been filed separately with the Commission.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Los Angeles, State of California on May 13, 1998.

                      SPATIALIZER AUDIO LABORATORIES, INC.

                                  By: /s/ STEVEN D. GERSHICK
                                      ----------------------------------------
                                  Name:  Steven D. Gershick
                                  Title:   President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                 Title                             Date
---------                                 -----                             ----
/s/ Steven D. Gershick         Director, Chairman of the            May 13, 1998
---------------------------    Board, President and Chief
Steven D. Gershick             Executive Officer

/s/ Henry R. Mandell
---------------------------    Chief Financial Officer/Senior       May 13, 1998
Henry R. Mandell               Vice President of
                               Finance/Secretary

/s/ Carlo Civelli
---------------------------    Director                             May 14, 1998
Carlo Civelli

/s/ Scot E. Land
---------------------------    Director                             May 13, 1998
Scot E. Land


---------------------------    Director                             May __, 1998
James D. Pace


---------------------------    Director                             May __, 1998
Jerold H. Rubinstein

/s/ Gilbert N. Segel
---------------------------    Director                             May 13, 1998
Gilbert N. Segel


/s/ Stephen W. Desper          Director, Vice Chairman of the       May 13, 1998
---------------------------    Board
Stephen W. Desper


*By:
     ------------------------------------
     Steven D. Gershick, Attorney-in-Fact

                                POWER OF ATTORNEY

         We, the undersigned officers and directors of SPATIALIZER AUDIO LABORATORIES, INC., hereby severally constitute and appoint Steven D. Gershick and Henry R. Mandell and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our stead, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, we have executed this instrument on the dates set forth below.


Signature                                 Title                             Date
---------                                 -----                             ----
/s/ Steven D. Gershick         Director, Chairman of the            May 13, 1998
---------------------------    Board, President and Chief
Steven D. Gershick             Executive Officer

/s/ Henry R. Mandell
---------------------------    Chief Financial Officer/Senior       May 13, 1998
Henry R. Mandell               Vice President of
                               Finance/Secretary

/s/ Carlo Civelli
---------------------------    Director                             May 14, 1998
Carlo Civelli

/s/ Scot E. Land
---------------------------    Director                             May 13, 1998
Scot E. Land


---------------------------    Director                             May __, 1998
James D. Pace


---------------------------    Director                             May __, 1998
Jerold H. Rubinstein

/s/ Gilbert N. Segel
---------------------------    Director                             May 13, 1998
Gilbert N. Segel


/s/ Stephen W. Desper          Director, Vice Chairman of the       May 13, 1998
---------------------------    Board
Stephen W. Desper